EXHIBIT 8.1

SUBSIDIARIES OF MATERIALISE NV

Name	Jurisdiction of Incorporation
Materialise France SAS	France
Materialise GmbH	Germany
Materialise Japan K.K.	Japan
Materialise Czech Republic SRO	The Czech Republic
Materialise USA, LLC	USA – Michigan
Materialise UK Limited	UK
OBL SAS	France
Materialise Austria GmbH	Austria
Mobelife NV	Belgium
Marcam.	Germany
Materialise Malaysia SDN. Bhd.	Malaysia
Materialise Ukraine LLC	Ukraine
RapidFit NV	Belgium
RapidFit Inc.	USA – Michigan
Materialise SA.	Poland
Meridian Technique Ltd.	United Kingdom
Orthoview LLC	USA – Delaware
OrthoView Holdings Ltd.	United Kingdom
Meridian (Corporate Trustees) Ltd.	United Kingdom
OrthoView Ltd.	United Kingdom
Materialise Colombia	Colombia
RSPRINT NV	Belgium
Materialise Shanghai Co. Ltd.	China